Exhibit 99.1

NEWS RELEASE – HOLD for call, 22 February 2023

Tellurian reports fourfold increase in natural gas production in 2022

HOUSTON, Texas – (BUSINESS WIRE) February 22, 2023 -- Tellurian Inc. (Tellurian or the Company) (NYSE American: TELL) ended the fourth quarter of 2022 with the first phase of Driftwood LNG under construction, and $474.2 million of cash and cash equivalents. Tellurian also increased natural gas production fourfold to approximately 225 million cubic feet per day (MMcfd) in the fourth quarter of 2022 as compared to approximately 55 MMcfd in the fourth quarter of 2021. Tellurian also had the following significant accomplishments in 2022:

•Issued a limited notice to proceed to Bechtel Energy, Inc. and began construction of phase one of Driftwood LNG
•Completed the acquisition of natural gas assets of approximately 5,000 net acres and 44 producing wells
•Put in production 13 operated Haynesville wells
•Increased total proved reserves to 445 billion cubic feet (Bcf), as of year-end 2022, an increase of over 100 Bcf as compared to year-end 2021*
•Supported the planting of more than one million trees as part of a five-year pledge with the National Forest Foundation

President and CEO Octávio Simões said, “Tellurian is executing on our plans to progress Driftwood LNG and has invested approximately $1.0 billion in the project since inception. We have also significantly increased our natural gas production and reduced carbon impact through nature-based solutions. At the same time, we are diligent in our search to secure a financing package to support long-term returns for shareholders.”

Upstream segment results

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Net production	20.7 Bcf	5.0 Bcf
Revenue	$ 102.5 million	$ 21.6 million
Operating profit (loss)	$ 47.5 million	$ (1.1) million
Adjusted EBITDA**	$ 80.2 million	$ 13.3 million

Operating activities
Tellurian produced 47.3 Bcf of natural gas for the year ended December 31, 2022. As of December 31, 2022, Tellurian's natural gas assets include 27,689 net acres, interests in 143 producing wells, and estimated proved reserves of 445 Bcf with an associated Standardized Measure* value of $1,036 million.

Consolidated financial results
Tellurian generated approximately $391.9 million in total revenues from sales of LNG and natural gas, driven by increased realized natural gas prices and production volumes for the year ended December 31, 2022, compared to $71.3 million for 2021. Tellurian reported a net loss of approximately $49.8 million or $0.09 per share (basic and diluted), for the year ended December 31, 2022, compared to a net loss of $114.7 million, or $0.28 per share (basic and diluted), for 2021.

As of December 31, 2022, Tellurian had approximately $1.4 billion in total assets, including approximately $474.2 million of cash and cash equivalents.

* Standardized Measure – Standardized measure of discounted future net cash flows. The proved reserve estimates and Standardized Measure were determined under U.S. Securities and Exchange Commission guidelines and were prepared by an independent petroleum consulting firm.
** Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG.

Tellurian will post a video by Executive Chairman Charif Souki on its website shortly following the issuance of this release.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, and construction and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2022, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 22, 2023, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that upstream segment Adjusted EBITDA may provide financial statement users with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

Upstream segment Adjusted EBITDA excludes certain charges or expenditures. Upstream segment Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents Upstream segment Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

Upstream segment Adjusted EBITDA (in thousands):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Upstream segment operating profit (loss)	$47,493	$(1,109)	$130,663	$(5,651)
Add back:
Depreciation, depletion and amortization	$21,525	$2,661	$43,966	$11,080
Allocated corporate general and administrative	$11,230	$11,747	$42,385	$22,672
Upstream segment Adjusted EBITDA	$80,248	$13,299	$217,014	$28,101

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com